Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts		Investor Relations Contact

Julia O’Shaughnessy Echelon Corporation +1 (408) 938-5357 julia@echelon.com	Allyson Stinchfield Atomic Public Relations +1 (415) 402-0230 allyson@atomicpr.com	Polk Laffoon Echelon Corporation +1 (408) 938-3119 plaffoon@echelon.com

Echelon Reports Second Quarter Results

(San Jose, CA –July 30th, 2008) - Echelon Corporation (NASDAQ: ELON) today announced financial results for the quarter ended June 30, 2008. The company also announced updated guidance for the full year 2008, lowering revenue expectations from $178.0 million to $149.0 million, plus or minus $5.0 million.

Revenues for the quarter ended June 30, 2008 were $32.2 million compared to revenues of $26.7 million for the same period in 2007. Revenues for the quarter were composed of $16.6 million from our Networked Energy Services (NES) product line, $14.0 million from our LONWORKS® infrastructure product line, and $1.6 million from Enel. Revenues for the quarter ended June 30, 2007 were composed of $13.5 million from the LONWORKS product line, $9.4 from the NES product line, and $3.8 million from Enel.

The GAAP net loss for the quarter ended June 30, 2008 was $7.1 million, or $0.17 cents per share, based on a weighted average of 40,774,000 common shares outstanding, compared to net loss of $5.3 million, or $0.13 cents per share, based on a weighted average of 39,508,000 common shares outstanding for the same period in 2007. The non-GAAP net loss for the quarter, which excludes stock-based compensation expenses, was $3.2 million, or $0.08 cents per share, compared to a non-GAAP net loss of $3.7 million, or $0.09 cents per share for the same period in 2007. All non-GAAP information in this release is reconciled in the “Reconciliation of Non-GAAP to GAAP Results” table below.

“We performed well this past quarter, meeting our revenue and results expectations,” said Ken Oshman, Echelon’s chairman and CEO. “We continue to see increased interest around the world in the energy aware infrastructure enabled by Echelon’s products and partners. We believe that the ability of Echelon’s technology, the combination of both our LWI and NES product lines, to enable a smart grid, where not only utility owned assets are smart but also all of the devices in home, buildings, and cities that consume energy are smart, provides enormous and growing value in our energy constrained world.”

“Of course, we are disappointed to be reducing our revenue outlook for the year. This reduction is not related to projects that we have lost — we have not lost any of the opportunities in our plan — nor is it due to the macro-economic environment. It is simply due to utility decisions taking longer than we had forecast. That is the unfortunate nature of this newly emerging market — it is very hard to predict when decisions will be made. But we remain confident that our business is positioned for substantial and profitable growth in the near future. Despite our reduction in revenue forecast for the near term, we believe that in terms of actual shipments of advanced metering infrastructure and embedded networked intelligence for energy aware products, Echelon remains the leader in the markets it serves around the world.”

“While some decisions have not happened as quickly as we had expected, we remain very excited about the momentum we are building. In this past quarter alone we have announced an expansion of our NES project with EAC in Russia, another significant NES win in Denmark with our partner Eltel, and a new value added reseller relationship with HCL Infosystems, a leading Indian information and communications technologies system integrator, to bring the NES system to India. We are winning projects and deploying projects worldwide and building a market leading system with world class partners,” concluded Oshman.

Revenues for the six-month period ended June 30, 2008 were $67.8 million, compared to revenues of $66.0 million for the same period in 2007. The GAAP net loss for the six-month period ended June 30, 2008 was $13.9 million, or $0.34 per share, based on a weighted average of 40,781,000 common shares outstanding, compared to net loss of $10.9 million, or $0.28 per share, based on a weighted average of 39,368,000 common shares outstanding for the same period in 2007. The non- GAAP net loss for the six-month period ended June 30, 2008 was $6.8 million, or $0.17 cents per share, compared to a non-GAAP net loss of $7.9 million, or $0.20 cents per share for the same period in 2007.

GAAP gross margin for the quarter was 40.6% compared to 40.7% for the same period in 2007. GAAP gross margin for the six-month period ended June 30, 2008 was 37.5%, compared to 31.9% for the same period in 2007. Total GAAP operating expenses were $20.3 million compared to $17.2 million for the same period in 2007. Total GAAP operating expenses for the six-month period ended June 30, 2008 were $39.8 million, compared to $34.0 million for the same period in 2007.

Since reporting first quarter results in May, Echelon announced that the Norwegian city of Øvre Eiker has implemented a street lighting system using Echelon’s i.LON® servers and power line transceivers, which has reduced energy by 45% and maintenance costs by 35%. The city expects a 4 year ROI. In other lighting news, it was announced that the Olympic Village at the Beijing Games has a LonWorks lighting system for public areas, architectural lighting and beautification. The managed lighting system is expected to help achieve Beijing’s goal of a green Olympics by better managing lighting, which can consume as much as 30% of the electricity used by the Village.

These and other announcements can be found at http://www.echelon.com/company/press.

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see “Risk Factors of Forward Looking Statements” at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the quarter ending September 30, 2008 and the full year ending December 31, 2008. All non-GAAP estimates exclude the impact of any non-cash stock-based compensation charges.

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For the quarter, revenue is expected to be approximately $29.0 million. We expect LONWORKS infrastructure revenues to be approximately $14.0 million, NES revenues to be approximately $10.0 million, and Enel revenues to be approximately $5.0 million.

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For the full year, we now expect revenue of approximately $149.0 million, plus or minus $5.0 million. Of the $149.0 million, we expect NES revenues to be approximately $80.0 million, LONWORKS infrastructure revenues to be approximately $57.0 million, and Enel revenues to be approximately $12.0 million. This compares to our previous guidance for full year revenue of $178.0 million, which was composed of $110.0 million of NES revenues, $58.0 million of LONWORKS infrastructure revenues, and $10.0 million of Enel revenues.

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For the quarter, non-GAAP gross margin, which excludes any stock-based compensation expense, is expected to be approximately 44.0%. For the full year, we now expect our non-GAAP gross margin will be approximately 40.0% as compared to our previous guidance of 38.9%.

•

For the quarter, non-GAAP operating expenses, which exclude any stock-based compensation charges, are expected to be approximately $17.3 million. For the full year, we now expect our non-GAAP operating expenses will be approximately $69.0 million as compared to our previous guidance of $69.5 million.

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For the quarter, we expect stock-based compensation expenses associated with stock options and other equity compensation awards to be approximately $3.8 million. For the full year, we now expect our stock-based compensation expenses will be approximately $14.0 million as compared to our previous guidance of $15.0 million. This estimate could change based on the size and timing of options actually granted by the company, as well as other factors we will use in valuing future option grants, such as the market price and historical volatility of Echelon’s stock price when those grants are made.

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For the quarter, net interest and other income is expected to be approximately $30,000. For the full year, we now expect net interest and other income to be approximately $700,000. These estimates reflect the interest expense we expect to record associated with our leased corporate headquarters facilities of $435,000 for the third quarter and $1.4 million for the year. Our previous guidance for full year interest and other income was $1.5 million.

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For the quarter, we expect our provision for income taxes will be approximately $100,000. For the full year, we now expect our provision for income taxes will be approximately $600,000 as compared to our previous guidance of $800,000.

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For the quarter, we expect to generate a non-GAAP loss per share of approximately $0.11 and a GAAP loss per share of $0.21, based on a weighted average of 40,750,000 shares outstanding. The non-GAAP estimate excludes the impact of any stock-based compensation charges.

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For the full year, we expect to generate a non-GAAP loss per share of $0.23, plus or minus $0.04 per share, and a GAAP loss per share of $0.57, plus or minus $0.04 per share, based on a weighted average of 41,000,000 shares outstanding. This compares to our previous non-GAAP guidance of earnings of $0.01 per share, and a GAAP loss of $0.35 per share. The non-GAAP estimate excludes the impact of any stock-based compensation charges.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 11:00 am PT (1:00 pm Central/2:00 pm Eastern). To access the conference call, dial +1-877-719-9804 (callers outside the US please use +1-719-325-4783); however, due to a limited number of available phone lines, the company asks that only those persons without Web access call this number. The call will be available live today, and for playback on the Investor Relations section of Echelon’s web site (www.echelon.com) through October 30th, 2008.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding the impact of stock-based compensation charges made in accordance with SFAS 123R, to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes stock-based compensation (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ:ELON) is a networking company that provides products and systems that can monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience by connecting everyday devices in utility, buildings, industrial, transportation, and home control systems. Tens of millions of smart devices based on Echelon’s LONWORKS products and Networked Energy Services (NES) systems are used around the world today, bringing benefits to consumers and industry. More information about Echelon can be found at http://www.echelon.com.

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Echelon, LONWORKS, i.LON, Digital Home, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other marks belong to their respective holders.

This press release may contain statements relating to business outlook, future financial and operating results, and overall future prospects, including projected revenue and other financial results for the third quarter and full year 2008. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders and demand for products and services; risks associated with uncertainties pertaining to the development and growth of markets for Echelon’s products and services, particularly our NES products and products relating to street lighting opportunities; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer and consumer expectations; risks that new product introductions may be delayed, which could affect the timing of our revenues; risks that our products or technology might not be accepted in standards specifications, or even if accepted, that our products might not be used in applicable implementations; the risk that a utility that awards a tender to Echelon or one of its resellers will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected shipment schedules for the NES system; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues that Echelon expects to recognize from time to time; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Form 10-Q when filed with the Securities and Exchange Commission; and with our 2007 annual report on Form 10-K/A, which was filed with the Securities and Exchange Commission on May 16, 2008.

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$77,877	$76,062
Short-term investments	27,772	31,128
Accounts receivable, net	15,248	33,469
Inventories	18,947	14,012
Deferred cost of goods sold	4,365	6,656
Other current assets	4,103	2,092

Total current assets	148,312	163,419
Property and equipment, net	41,194	30,776
Other long-term assets	10,785	10,512

	$200,291	$204,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,879	$12,945
Accrued liabilities	5,273	4,551
Current portion of lease financing obligations	1,376	2,900
Deferred revenues	11,449	16,312

Total current liabilities	27,977	36,708

Long-term liabilities	27,694	14,788
Total stockholders’ equity	144,620	153,211

	$200,291	$204,707

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product	$31,466	$26,437	$66,133	$65,514
Service	691	259	1,619	451

Total revenues	32,157	26,696	67,752	65,965

Cost of revenues:
Cost of product (1)	18,435	15,331	40,967	43,965
Cost of service (1)	675	505	1,388	988

Total cost of revenues	19,110	15,836	42,355	44,953

Gross profit	13,047	10,860	25,397	21,012

Operating expenses:
Product development (1)	9,402	8,118	18,438	15,896
Sales and marketing (1)	6,162	4,968	12,167	10,395
General and administrative (1)	4,721	4,163	9,236	7,731

Total operating expenses	20,285	17,249	39,841	34,022

Loss from operations	(7,238)	(6,389)	(14,444)	(13,010)
Interest and other income, net	519	1,488	1,178	2,985
Interest expense on lease financing obligations	(265)	(308)	(539)	(627)

Loss before provision for income taxes	(6,984)	(5,209)	(13,805)	(10,652)
Income tax expense	74	107	94	215

Net loss	$(7,058)	$(5,316)	$(13,899)	$(10,867)

Net loss per share:
Basic	$(0.17)	$(0.13)	$(0.34)	$(0.28)
Diluted	$(0.17)	$(0.13)	$(0.34)	$(0.28)
Shares used in computing net loss per share:
Basic	40,774	39,508	40,781	39,368
Diluted	40,774	39,508	40,781	39,368
(1) Amounts include stock-based compensation costs as follows:
Cost of product	$390	$162	$753	$309
Cost of service	47	11	94	27
Product development	1,532	510	2,701	992
Sales and marketing	746	321	1,443	637
General and administrative	1,102	589	2,118	961

Total stock-based compensation expenses	$3,817	$1,593	$7,109	$2,926

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
GAAP net loss	$(7,058)	$(5,316)	$(13,899)	$(10,867)
Stock-based compensation	3,817	1,593	7,109	2,926

Total non-GAAP adjustments to earnings from operations	3,817	1,593	7,109	2,926
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net loss	$(3,241)	$(3,723)	$(6,790)	$(7,941)

Non-GAAP net loss per share:
Diluted	$(0.08)	$(0.09)	$(0.17)	$(0.20)
Shares used in computing net loss per share:
Diluted	40,774	39,508	40,781	39,368

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows provided by (used in) operating activities:
Net loss	$(13,899)	$(10,867)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,255	3,588
Loss on disposal of fixed assets	—	4
Reduction of allowance for doubtful accounts	(44)	(57)
Reduction of (increase in) accrued investment income	650	(245)
Stock-based compensation	7,109	2,926
Change in operating assets and liabilities:
Accounts receivable	18,279	(4,198)
Inventories	(4,916)	1,879
Deferred cost of goods sold	2,291	11,690
Other current assets	(1,986)	34
Accounts payable	(3,189)	(102)
Accrued liabilities	576	697
Deferred revenues	(4,844)	(10,320)
Deferred rent	(14)	(28)

Net cash provided by (used in) operating activities	4,268	(4,999)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(30,507)	(55,077)
Proceeds from maturities and sales of available-for-sale short-term investments	33,104	62,176
Change in other long-term assets	(22)	43
Capital expenditures	(2,038)	(3,132)

Net cash provided by investing activities	537	4,010

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations	(1,118)	(1,252)
Proceeds from exercise of stock options	1,209	3,165
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options	(717)	(842)
Repurchase of common stock under stock repurchase program	(2,634)	—

Net cash provided by (used in) financing activities	(3,260)	1,071

Effect of exchange rates on cash:	270	83

Net increase in cash and cash equivalents	1,815	165
Cash and cash equivalents:
Beginning of period	76,062	37,412

End of period	$77,877	$37,577